EXHIBIT 10.3

STOCKHOLDERS AGREEMENT

THIS STOCKHOLDERS AGREEMENT (this “Agreement”), is made as of June 15, 2024, by and among Amplex Holdings, Inc., a Delaware corporation (the “Company”), Nicholas Financial, Inc., a Delaware corporation (“NICK”), and Mark R. Radabaugh (“MR Holder”), and any other Persons (as defined below) who become Stockholders (as defined below).

RECITALS

WHEREAS, NICK, MR Holder and Dale B. Beckmann are parties to that certain Share Purchase Agreement, date as of May 1, 2024 (the “Purchase Agreement”), pursuant to which NICK has agreed to purchase certain shares of capital stock of Amplex Electric, Inc. (“Amplex”) from MR Holder and Mr. Beckmann;

WHEREAS, concurrent with Closing (as defined in the Purchase Agreement), NICK has (i) converted the Outstanding NICK Debt (as defined in the Purchase Agreement) into 421 shares of common stock of Amplex at the Share Purchase Price (as that term is defined in the Purchase Agreement), and (ii) purchased 1,674 shares of common stock of Amplex at the Share Purchase Price for an aggregate purchase price of $3,000,0000 (collectively the “Additional NICK Closing Stock”);

WHEREAS, concurrent with Closing, (i) MR Holder contributed 421 shares of common stock of Amplex to Amplex pursuant to the terms of the Purchase Agreement (the “Amplex Contribution”) and (ii) thereafter, MR Holder and NICK each contributed their shares in Amplex for shares in the Company (the “Holdings Contribution,” collectively with the Amplex Contribution the “Contribution”), so that immediately following the Contribution and taking into account the Additional NICK Closing Stock, the Company holds 100% of the shares of Amplex stock, NICK holds 12,804 shares of Common Stock of the Company which constitutes 56.47% of all of the issued and outstanding shares of Common Stock of the Company, and MR Holder holds 9,869 shares of Common Stock of the Company, which constitutes 43.53% of all of the issued and outstanding shares of Common Stock of the Company immediately following the Contribution and taking into account the Additional NICK Closing Stock

WHEREAS, MR Holder and the Company desire to further induce NICK to purchase additional shares of Capital Stock;

WHEREAS, following the closing of the transactions contemplated in the Purchase Agreement and the Contribution, NICK and MR Holder will be the holders of all of the then outstanding shares of Capital Stock of the Company; and

WHEREAS, the Stockholders desire to promote their mutual interests and the interests of the Company by providing in this Agreement for the terms and conditions governing the transfer of shares of Capital Stock of the Company, the management and operation of the Company, and certain relations and other matters among the Stockholders;

NOW, THEREFORE, in consideration of the covenants and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby mutually acknowledged, the parties hereto covenant and agree as follows:

1.
Definitions. In addition to the capitalized terms defined elsewhere in this Agreement, the following capitalized terms shall have the meanings ascribed to them below.

1.1
“Adjusted EBITDA” means for any period the sum of EBITDA for such period minus the Average Maintenance CapEx calculated consistent with the line items and methodology set forth on Schedule B attached hereto.
1.2
“Affiliate” means, with respect to any specified Person, any other Person who, directly or indirectly, Controls, is Controlled by, or is under common Control with such Person.
1.3
“Amended Articles” means the Company’s Certificate of Incorporation, as amended and/or restated from time to time.
1.4
“Average Maintenance CapEx” means the maintenance capital expenditures for the trailing twelve months for the applicable period based on the accounts and methodology (including the percentage allocations for each account) as identified and described on Schedule C attached hereto, or as otherwise agreed by NICK and MR Holder.
1.5
“Board” means the board of directors of the Company.
1.6
“Capital Stock” means (a) shares of Common Stock and Preferred Stock (whether now outstanding or hereafter issued in any context), (b) shares of Common Stock issued or issuable upon conversion of Preferred Stock, and (c) shares of Common Stock issued or issuable upon exercise or conversion, as applicable, of stock options, warrants or other convertible securities of the Company, in each case now owned or subsequently acquired by any Stockholder or its successors or permitted transferees or assigns. For purposes of the number of shares of Capital Stock held by a Stockholder (or any other calculation based thereon), any shares of Preferred Stock that may then be outstanding shall be deemed to have been converted into Common Stock at the then‑applicable conversion ratio.
1.7
“Common Stock” means shares of Common Stock of the Company, par value $0.0001 per share.
1.8
“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person (whether through ownership of securities or partnership or other ownership interests, or ownership or control of a general partner, manager, managing member or similar role, by contract or otherwise).
1.9
“Deemed Liquidation Event” means (a) a merger, consolidation, statutory conversion, transfer, domestication, or continuance in which (i) the Company is a constituent party or (ii) a subsidiary of the Company is a constituent party and the Company issues shares of its Capital Stock pursuant to such merger, consolidation, statutory conversion, transfer, domestication, or continuance, or (b) (i) the sale, lease, transfer, exclusive license or other disposition, in a single transaction or series of related transactions, by the Company or any subsidiary of the Company of all or substantially all the assets of the Company and its subsidiaries taken as a whole, or (ii) the sale, lease, transfer, exclusive license or other disposition (whether by merger, consolidation, statutory conversion, domestication, continuance or otherwise, and whether in a single transaction or a series of related transactions) of one or more subsidiaries of the Company if substantially all of the assets of the Company and its subsidiaries taken as a whole are held by such subsidiary or subsidiaries, except where such sale, lease, transfer, exclusive license or other disposition is to a wholly owned subsidiary of the Company.
1.10
“EBITDA” means, for any period, the net income of the Company and its subsidiaries before interest, taxes, depreciation, and amortization, calculated consistent with the line items and methodology set forth on Schedule B attached hereto.

1.11
“Exempted Issuance” means an issuance of Capital Stock that is one of the following: (a) the issuance of Capital Stock under an equity incentive plan to an employee, director, or consultant to the Company, (b) the issuance of Capital Stock pursuant to or in consideration for the acquisition of another Person, business or assets by the Company or any of its ssubsidiaries, whether by purchase of stock, merger, consolidation, purchase of all or substantially all of the assets of such Person or otherwise, that has been approved by the Board, (c) the issuance of Capital Stock in connection with the Company’s initial public offering pursuant to an effective registration statement under the Securities Act (the “IPO”), (d) the issuance of Capital Stock to unaffiliated third-party lenders, including any equipment lessor or real property lessor, (e) the issuance of Capital Stock to unaffiliated suppliers or third party service providers in connection with the provision of goods or services, or (f) the issuance of Capital Stock in connection with a Sale of the Company (as defined in Section 5.1) to an unrelated third party.
1.12
“Holding Company Sale” means an indirect Sale of the Company however structured (including through a purchase of Control of a Stockholder that is an entity or a parent of the Company or any of its subsidiaries), in one transaction or a series of related transactions, to a Person or group of Persons pursuant to which such Person or Persons acquire(s) Control of the Company; provided that a Holding Company Sale shall not include a proposed transfer of any capital stock of NICK (for the purposes of this sentence NICK being a public company and shall not include any successors or assigns of NICK).
1.13
“New Securities” means, collectively, Capital Stock of the Company, whether or not currently authorized, as well as rights, options, or warrants to purchase such Capital Stock, or securities of any type whatsoever that are, or may become, convertible or exchangeable into or exercisable for such Capital Stock.
1.14
“NICK Right of First Refusal” means the right, but not an obligation, of NICK, or its permitted transferees or assigns, to purchase some or all of the Transfer Stock with respect to a Proposed Transfer by MR Holder, on the terms and conditions specified in the Proposed Transfer Notice.
1.15
“NICK ROFR Notice” means written notice from NICK notifying MR Holder that NICK intends to exercise its NICK Right of First Refusal as to some or all of the Transfer Stock with respect to any Proposed Transfer.
1.16
“Person” means any individual, corporation, partnership, trust, limited liability company, association, or other entity.
1.17
“Preferred Stock” means, collectively, all shares of Preferred Stock of the Company that may be issued and outstanding in the future.
1.18
“Proposed Transfer” means any assignment, sale, offer to sell, pledge, mortgage, hypothecation, encumbrance, disposition of or any other like transfer or encumbering of any Transfer Stock (or any interest therein) whether directly or indirectly (including, any assignment, sale, offer to sell, pledge, mortgage, hypothecation, encumbrance, disposition of or any other like transfer of an interest in a parent company or any Stockholder that is an entity) proposed by any of the Stockholders; provided that a Proposed Transfer shall not include a proposed transfer of any capital stock of NICK (for the purposes of this sentence NICK being a public company and shall not include any successors or assigns of NICK).
1.19
“Proposed Transfer Notice” means written notice from a Stockholder setting forth the terms and conditions of a Proposed Transfer.
1.20
“Prospective Transferee” means any Person to whom a Stockholder proposes to make a Proposed Transfer.

1.21
“Put/Call Agreement” means that certain Put/Call Agreement dated as of June 15, 2024 by and among the Company, NICK and MR Holder.
1.22
“Right of Co-Sale” means the right, but not an obligation, of MR Holder to participate in a Proposed Transfer by NICK on the terms and conditions specified in the Proposed Transfer Notice.
1.23
“Securities Act” means the Securities Act of 1933, as amended.
1.24
“Stockholders” means the Persons named on Schedule A hereto, each Person to whom the rights of a Stockholder are assigned pursuant to Section 3.1, each Person who hereafter becomes a party to this Agreement pursuant to Section 9.9, and any one of them, as the context may require.
1.25
“Transfer Stock” means shares of Capital Stock owned by a Stockholder as of the date hereof, or issued to a Stockholder after the date hereof (including, without limitation, in connection with any stock split, stock dividend, recapitalization, reorganization, or the like).
2.
Agreement Among the Company and the Stockholders.
2.1
NICK Right of First Refusal.
(a)
Grant. Subject to the terms of Section 3 below, MR Holder hereby unconditionally and irrevocably grants to NICK the NICK Right of First Refusal to purchase all, but not less than all, of the Transfer Stock that MR Holder may propose to include in a Proposed Transfer, at the same price and on the same terms and conditions as those offered to the Prospective Transferee.
(b)
Notice. If MR Holder proposes to make a Proposed Transfer, he must deliver a Proposed Transfer Notice to NICK not later than 45 days prior to the consummation of such Proposed Transfer. Such Proposed Transfer Notice shall contain the material terms and conditions (including price and form of consideration) of the Proposed Transfer, the identity of the Prospective Transferee and the intended date of the Proposed Transfer. To exercise its NICK Right of First Refusal under this Section 2, NICK must deliver a NICK ROFR Notice to MR Holder within 15 days after delivery of the Proposed Transfer Notice specifying the number of shares of Transfer Stock to be purchased by NICK. In the event of a conflict between this Agreement and the Put/Call Agreement, the Company, NICK and MR Holder acknowledge and agree that the terms of the Put/Call Agreement shall control.
(c)
Forfeiture of Rights. Notwithstanding the foregoing, if the total number of shares of Transfer Stock that NICK has agreed to purchase in the NICK ROFR Notice is less than the total number of shares of Transfer Stock set forth in the Proposed Transfer Notice, then NICK shall be deemed to have forfeited any right to purchase any of such Transfer Stock set forth in the Proposed Transfer Notice, and MR Holder shall be free to sell all, but not less than all, of the Transfer Stock set forth in the Proposed Transfer Notice to the Prospective Transferee on terms and conditions substantially similar to (and in no event more favorable than) the terms and conditions set forth in the Proposed Transfer Notice, it being understood and agreed that (i) any such sale or transfer shall be subject to the other terms and restrictions of this Agreement, including, without limitation, the terms and restrictions set forth in Section 9.9(b); (ii) any future Proposed Transfer shall remain subject to the terms and conditions of this Agreement, including this Section 2; and (iii) such sale shall be consummated within 45 days after receipt of the Proposed Transfer Notice by NICK and, if such sale is not consummated within such 45-day period, such sale shall again become subject to the NICK Right of First Refusal on the terms set forth herein.
(d)
Consideration; Closing. If the consideration proposed to be paid for the Transfer Stock is in property, services or other non-cash consideration, the fair market value of the consideration shall be as determined in good faith by the Board and as set forth in the NICK ROFR Notice. If NICK for any reason cannot or does not wish to pay for the Transfer Stock in the same form of non-cash consideration, NICK may pay the cash value equivalent thereof, as determined in good faith by the Board and as set forth in the NICK ROFR Notice. The closing of the purchase of Transfer Stock by NICK shall take place, and all payments from NICK shall have been delivered to MR Holder, by the later of (i) the date specified in the Proposed Transfer Notice as the intended date of the Proposed Transfer; and (ii) 45 days after delivery of the Proposed Transfer Notice.
2.2
Right of Co-Sale.
(a)
Exercise of Right. If NICK proposes to make a Proposed Transfer of any Transfer Stock to a Prospective Transferee, MR Holder may elect to exercise its Right of Co-Sale and participate on a pro rata basis in the Proposed Transfer as set forth in Section 2.2(b) below and, subject to Section 2.2(d), otherwise on the same terms and conditions specified in the Proposed Transfer Notice. If NICK proposes to make a Proposed Transfer, it must deliver a Proposed Transfer Notice to MR Holder not later than 45 days prior to the consummation of such Proposed Transfer. Such Proposed Transfer Notice shall contain the material terms and conditions (including price and form of consideration) of the Proposed Transfer, the identity of the Prospective Transferee and the intended date of the Proposed Transfer. If MR Holder desires to exercise its Right of Co-Sale, it must give NICK written notice to that effect within 15 days after the delivery of the Proposed Transfer Notice specifying the number of shares of Transfer Stock to be sold by NICK, and upon giving such notice MR Holder shall be deemed to have effectively exercised the Right of Co-Sale. In the event of a conflict between this Agreement and the Put/Call Agreement, the Company, NICK and MR Holder acknowledge and agree that the terms of the Put/Call Agreement shall control.
(b)
Shares Includable. MR Holder may include in the Proposed Transfer all or any part of its Capital Stock equal to the product obtained by multiplying (i) the aggregate number of shares of Transfer Stock subject to the Proposed Transfer by (ii) a fraction, the numerator of which is the number of shares of Transfer Stock owned by MR Holder immediately before consummation of the Proposed Transfer and the denominator of which is the total number of shares of Transfer Stock owned, in the aggregate, by MR Holder and NICK immediately prior to the consummation of the Proposed Transfer. To the extent MR Holder exercises such right of participation in accordance with the terms and conditions set forth herein, the number of shares of Transfer Stock that NICK may sell in the Proposed Transfer shall be correspondingly reduced. To the extent a Proposed Transfer is structured as an indirect Proposed Transfer, (i) “the aggregate number of shares of Transfer Stock subject to the Proposed Transfer” shall be the corresponding percentage of Transfer Stock then held directly and indirectly by NICK being sold in the Proposed Transfer and (ii) MR Holder shall be entitled to sell Transfer Stock to the Prospective Transferee pursuant to the terms of this Section 2.2 regardless of whether NICK is directly selling Transfer Stock to the Prospective Transferee.
(c)
Purchase and Sale Agreement. MR Holder and NICK agree that the terms and conditions of any Proposed Transfer in accordance with this Section 2.2 will be memorialized in, and governed by, a written purchase and sale agreement with the Prospective Transferee (the “Purchase and Sale Agreement”) with customary terms and provisions for such a transaction, and MR Holder and NICK further covenant and agree to enter into such Purchase and Sale Agreement as a condition precedent to any sale or other transfer in accordance with this Section 2.2.
(d)
Allocation of Consideration. The aggregate consideration payable to MR Holder and NICK shall be allocated based on the number of shares of Transfer Stock sold to the Prospective Transferee by each of MR Holder and NICK as provided in Section 2.2(b).

2.3
Effect of Failure to Comply.
(a)
Transfer Void; Equitable Relief. Any Proposed Transfer not made in compliance with the requirements of this Agreement shall be null and void ab initio, shall not be recorded on the books of the Company or its transfer agent and shall not be recognized by the Company. Each party hereto acknowledges and agrees that any breach of this Agreement would result in substantial harm to the other parties hereto for which monetary damages alone could not adequately compensate. Therefore, the parties hereto unconditionally and irrevocably agree that any non-breaching party hereto shall be entitled to seek protective orders, injunctive relief and other remedies available at law or in equity (including, without limitation, seeking specific performance or the rescission of purchases, sales and other transfers of Transfer Stock not made in strict compliance with this Agreement).
(b)
Violation of First Refusal Right. If MR Holder becomes obligated to sell any Transfer Stock to NICK under this Agreement and fails to deliver such Transfer Stock in accordance with the terms of this Agreement, NICK may, at its option, in addition to all other remedies it may have, send to MR Holder the purchase price for such Transfer Stock as is herein specified and transfer to the name of NICK (or request that the Company effect such transfer in the name of NICK) on the Company’s books any certificates, instruments, or book entry representing the Transfer Stock to be sold.
(c)
Violation of Co-Sale Right. If NICK purports to sell any Transfer Stock in contravention of the Right of Co-Sale or if any Prospective Transferee(s) refuse(s) to purchase securities subject to the Right of Co-Sale from MR Holder (a “Prohibited Transfer”), if MR Holder desires to exercise its Right of Co-Sale under Section 2.2 it may, in addition to such remedies as may be available by law, in equity or hereunder, require NICK to purchase from MR Holder the type and number of shares of Transfer Stock that MR Holder would have been entitled to sell to the Prospective Transferee had the Prohibited Transfer been effected in compliance with the terms of Section 2.2. The sale will be made on the same terms and subject to the same conditions as would have applied had NICK not made the Prohibited Transfer, except that the sale (including, without limitation, the delivery of the purchase price) must be made within 90 days after MR Holder learns of the Prohibited Transfer, as opposed to the timeframe proscribed in Section 2.2. NICK shall also reimburse MR Holder for any and all reasonable and documented out-of-pocket fees and expenses, including reasonable legal fees and expenses, incurred pursuant to the exercise or the attempted exercise of MR Holder’s rights under Section 2.2.
2.4
Legend. Each certificate, instrument, or book entry representing shares of Transfer Stock held by the Stockholders or issued to any permitted transferee in connection with a transfer permitted by Section 3.1 hereof shall be notated with the following legend:

“THE SALE, PLEDGE, HYPOTHECATION, OR TRANSFER OF THE SECURITIES REPRESENTED HEREBY IS SUBJECT TO, AND IN CERTAIN CASES PROHIBITED BY, THE TERMS AND CONDITIONS OF A CERTAIN STOCKHOLDERS AGREEMENT BY AND AMONG THE CORPORATION AND THE STOCKHOLDERS OF THE CORPORATION. COPIES OF SUCH AGREEMENT MAY BE OBTAINED UPON WRITTEN REQUEST TO THE SECRETARY OF THE CORPORATION.”

3.
Exempt Transfers.
3.1
Exempt Transfers. Notwithstanding the foregoing or anything to the contrary herein, the provisions of Sections 2.1 and 2.2 shall not apply (a) in the case of a Stockholder that is an entity, upon a transfer by such Stockholder to its stockholders, members, partners or other equity holders or to a direct or indirect wholly owned subsidiary of such Stockholder, or (b) in the case of a Stockholder that is a natural person, upon a transfer of Transfer Stock by such Stockholder made for bona fide estate planning purposes, either during such person’s lifetime or on death by will or intestacy to such person’s spouse, including any life partner or similar statutorily-recognized domestic partner, child (natural or adopted), or any other direct lineal descendant of such Stockholder (or such person’s spouse, including any life partner or similar statutorily-recognized domestic partner) (all of the foregoing collectively referred to as “family members”), or any custodian or trustee of any trust, partnership, limited liability company or other corporate entity for the benefit of, or the ownership interests of which are owned wholly by such Stockholder or any such family members; provided that in the case of clause(s) (a) or (b), the Stockholder shall deliver prior written notice to the Company of such pledge, gift or transfer and such shares of Transfer Stock shall at all times remain subject to the terms and restrictions set forth in this Agreement and such transferee shall, as a condition to such transfer, deliver a counterpart signature page to this Agreement as confirmation that such transferee shall be bound by all the terms and conditions of this Agreement as a Stockholder (but only with respect to the securities so transferred to the transferee), including the obligations of a Stockholder with respect to Proposed Transfers of such Transfer Stock pursuant to Section 2; and provided further in the case of any transfer pursuant to clause (a) or (b) above, that such transfer is made pursuant to a transaction in which there is no consideration actually paid for such transfer.
4.
Voting Provisions Regarding the Board.
4.1
Board Composition. Each Stockholder agrees to vote, or cause to be voted, all shares of Transfer Stock owned by such Stockholder, or over which such Stockholder has voting control, from time to time and at all times, in whatever manner as shall be necessary to ensure that at each annual or special meeting of stockholders at which an election of directors is held or pursuant to any written consent of the stockholders, the following persons shall be elected to the Board:
(a)
As Directors, at least two persons designated from time to time by NICK, for so long as NICK and its Affiliates (i) continue to beneficially own any shares of Transfer Stock, which individuals as of the date of this Agreement are Jeff Royal and Brendan Keating; and
(b)
As a Director, one individual who is designated by MR Holder, for so long as MR Holder holds at least 158 shares of Transfer Stock, which individual as of the date of this Agreement is Mark R. Radabaugh.

For clarity, to the extent that the election of a Director pursuant to any of foregoing clauses (a) and (b) above shall not be applicable, any member of the Board who would otherwise have been designated in accordance with the terms thereof shall instead be voted upon by all the stockholders of the Company entitled to vote thereon in accordance with, and pursuant to, the Amended Articles.

4.2
Failure to Designate a Director Candidate; Vacancies. In the absence of any designation from the Person(s) with the right to designate a director as specified above, the individual then serving in such director position shall be reelected if willing to serve unless such individual has been removed as provided herein, and otherwise such Board seat shall remain vacant until filled as provided above. Similarly, in the absence of the requisite approval of the Board and/or the Company’s stockholders, as applicable, of an individual to serve as a director as specified above, the individual then serving in such director position shall be reelected if willing to serve unless such individual has been removed as provided herein, and otherwise such Board seat shall remain vacant until filled as provided above. Any vacancies created by the resignation, removal or death of a director elected pursuant to Section 4.1 shall be filled only pursuant to the provisions of this Section 4.2.

4.3
Removal of Board Members. Each Stockholder also agrees to vote, or cause to be voted, all shares of Transfer Stock owned by such Stockholder, or over which such Stockholder has voting control, from time to time and at all times, in whatever manner as shall be necessary to ensure that:
(a)
a director elected or serving pursuant to Section 4.1, or reelected pursuant to Section 4.2, shall be promptly removed from office upon the written request of any Person(s) who would be entitled to designate a replacement for such director pursuant to Section 4.1 to remove such director; and
(b)
no director elected or serving pursuant to Section 4.1, or reelected pursuant to Section 4.2, may be removed from office unless (i) such removal is made in accordance with Section 4.3(a); or (ii) the applicable subsection of Section 4.1 is no longer in effect pursuant to its terms.
4.4
Stockholder Action. All Stockholders agree to execute any written consents required to perform the obligations of this Section 4, and the Company agrees to call a special meeting of stockholders for the purpose of electing, removing or replacing directors upon the written request of any Person entitled to designate a director pursuant to Section 4.1.
4.5
No Liability for Election of Designated or Approved Directors. No Stockholder, nor any Affiliate of any Stockholder, shall have any liability as a result of designating or approving a person for election as a director for any act or omission by such designated or approved person in such person’s capacity as a director of the Company, nor shall any Stockholder have any liability as a result of voting for any such designee in accordance with the provisions of this Agreement.
5.
Drag-Along Right.
5.1
Definitions. A “Sale of the Company” means: (a) a transaction or series of related transactions in which a Person, or a group of related Persons, acquires from stockholders of the Company shares representing more than 50% of the outstanding voting power of the Company (a “Stock Sale”); (b) a transaction that qualifies as a Deemed Liquidation Event; or (c) a transaction that qualifies as a Holding Company Sale.
5.2
Actions to be Taken. Subject to Section 6, in the event that NICK approves a Sale of the Company (which approval must be in writing and comply with Section 6), specifying that this Section 5 shall apply to such transaction, then, subject to satisfaction of each of the conditions set forth in Section 5.3 below, each Stockholder and the Company hereby agree:
(a)
if such transaction requires stockholder approval, with respect to all shares of Transfer Stock that such Stockholder owns or over which such Stockholder otherwise exercises voting power, to vote (in person, by proxy or by action by written consent, as applicable) all shares of Transfer Stock in favor of, and approve, such Sale of the Company (together with any related amendment or restatement to the Amended Articles required to implement such Sale of the Company) and the related definitive agreement(s) pursuant to which the Sale of the Company is to be consummated and to vote in opposition to any and all other proposals that could delay or impair the ability of the Company to consummate such Sale of the Company;
(b)
if such transaction is a Stock Sale, to sell the same proportion of shares of Transfer Stock of the Company beneficially held by such Stockholder as is being sold by NICK to the Person to whom NICK proposes to sell its shares of Transfer Stock, and, except as permitted in Section 5.3 below, on the same terms and conditions as the other stockholders of the Company;

(c)
to execute and deliver all related documentation and take such other action in support of the Sale of the Company as shall reasonably be requested by the Company or NICK in order to carry out the terms and provision of this Section 5, including, without limitation, (i) executing and delivering instruments of conveyance and transfer, and any purchase agreement, merger agreement, any associated indemnity agreement, any reasonably customary release agreement in the capacity of a securityholder, termination of investment related documents, accredited investor forms, documents evidencing the removal of board designees as power of attorneys or escrow agreement, any associated voting, support, or joinder agreement, consent, waiver, governmental filing, share certificates duly endorsed for transfer (free and clear of impermissible liens, claims and encumbrances), and any similar or related documents and (ii) providing any information reasonably necessary for any public filings with the Securities and Exchange Commission in connection with the Sale of the Company;
(d)
not to deposit, and to cause their Affiliates not to deposit, except as provided in this Agreement, any shares of Transfer Stock owned by such party or Affiliate in a voting trust or subject any shares of Transfer Stock to any arrangement or agreement with respect to the voting of such shares, unless specifically requested to do so by the acquirer in connection with the Sale of the Company;
(e)
to refrain from (i) exercising any dissenters’ rights or rights of appraisal under applicable law at any time with respect to such Sale of the Company, or (ii) asserting any claim or commencing, joining or participating in any way (including, without limitation, as a member of a class in any action, suit or proceeding challenging the Sale of the Company, this Agreement, consummation of the transactions contemplated in connection with the Sale of the Company or this Agreement), challenging the validity of, or seeking to enjoin the operation of, or the definitive agreement(s) with respect to such Sale of the Company;
(f)
if the consideration to be paid in exchange for the shares of Transfer Stock pursuant to this Section 5 includes any securities and due receipt thereof by any Stockholder would require under applicable law (i) the registration or qualification of such securities or of any person as a broker or dealer or agent with respect to such securities; or (ii) the provision to any Stockholder of any information other than such information as a prudent issuer would generally furnish in an offering made solely to “accredited investors” as defined in Regulation D promulgated under the Securities Act, the Company may cause to be paid to any such Stockholder in lieu thereof, against surrender of the shares which would have otherwise been sold by such Stockholder, an amount in cash equal to the fair value (as determined in good faith by the Board) of the securities which such Stockholder would otherwise receive as of the date of the issuance of such securities in exchange for the shares; and
(g)
in the event that NICK, in connection with such Sale of the Company, appoints a stockholder representative (the “Stockholder Representative”) with respect to matters affecting the Stockholders under the applicable definitive transaction agreements following consummation of such Sale of the Company, (i) to consent to (A) the appointment of such Stockholder Representative, (B) the establishment of any applicable escrow, expense or similar fund in connection with any indemnification or similar obligations, and (C) the payment of such Stockholder’s pro rata portion (from the applicable escrow or expense fund or otherwise) of any and all reasonable fees and expenses to such Stockholder Representative in connection with such Stockholder Representative’s services and duties in connection with such Sale of the Company and its related service as the representative of the Stockholders, and (ii) not to assert any claim or commence any suit against the Stockholder Representative or any other Stockholder with respect to any action or inaction taken or failed to be taken by the Stockholder Representative, within the scope of the Stockholder Representative’s authority, in connection with its service as the Stockholder Representative, absent gross negligence or willful misconduct.

5.3
Conditions. Notwithstanding anything to the contrary set forth herein, a Stockholder will not be required to comply with Section 5.2 above in connection with any proposed Sale of the Company (the “Proposed Sale”), unless:
(a)
any representations and warranties to be made by such Stockholder in connection with the Proposed Sale are limited to representations and warranties related to authority, ownership and the ability to convey title to such shares, including, but not limited to, representations and warranties that (i) the Stockholder holds all right, title and interest in and to the shares such Stockholder purports to hold, free and clear of all liens and encumbrances, (ii) the obligations of the Stockholder in connection with the transaction have been duly authorized, if applicable, (iii) the documents to be entered into by the Stockholder have been duly executed by the Stockholder and delivered to the acquirer and are enforceable (subject to customary limitations) against the Stockholder in accordance with their respective terms; and (iv) neither the execution and delivery of documents to be entered into by the Stockholder in connection with the transaction, nor the performance of the Stockholder’s obligations thereunder, will cause a breach or violation of the terms of any agreement (including the Company’s or such Stockholder’s organizational documents) to which the Stockholder is a party, or any law or judgment, order or decree of any court or governmental agency that applies to the Stockholder;
(b)
such Stockholder is not required to agree (unless such Stockholder is a Company officer, director, or employee) to any restrictive covenant in connection with the Proposed Sale (including, without limitation, any covenant not to compete or covenant not to solicit customers, employees or suppliers of any party to the Proposed Sale) or any release of claims other than a release in customary form of claims arising solely in such Stockholder’s capacity as a stockholder of the Company;
(c)
such Stockholder and its Affiliates are not required to amend, extend or terminate any contractual or other relationship with the Company, the acquirer or their respective Affiliates, except that the Stockholder may be required to agree to terminate the investment-related documents between or among such Stockholder, the Company and/or other stockholders of the Company;
(d)
the Stockholder is not liable for the breach of any representation, warranty or covenant made by any other Person in connection with the Proposed Sale, other than the Company (except to the extent that funds may be paid out of an escrow established to cover breach of representations, warranties and covenants of the Company as well as breach by any stockholder of any of identical representations, warranties and covenants provided by all stockholders);
(e)
liability shall be limited to such Stockholder’s applicable share (determined based on the respective proceeds payable to each Stockholder in connection with such Proposed Sale in accordance with the provisions of the Amended Articles) of a negotiated aggregate indemnification amount that in no event exceeds the amount of consideration otherwise payable to such Stockholder in connection with such Proposed Sale in such person’s capacity as a stockholder of the Company, except with respect to claims related to fraud by such Stockholder, the liability for which need not be limited as to such Stockholder; and
(f)
upon the consummation of the Proposed Sale (i) each holder of each class or series of the Capital Stock of the Company will receive the same form of consideration for their shares of such class or series as is received by other holders in respect of their shares of such same class or series of stock, and if any holders of any Capital Stock of the Company are given a choice as to the form of consideration to be received as a result of the Proposed Sale, all holders of such Capital Stock will be given the same option, and (ii) each holder of Common Stock will receive the same amount of consideration per share of Common Stock as is received by other holders in respect of their shares of Common Stock; provided, however, that, notwithstanding the foregoing provisions of this Section 5.3(f), if the consideration to be paid in exchange for any shares of the Capital Stock held by the Stockholder pursuant to this Section 5.3(f) includes any securities and due receipt thereof by any Stockholder would require under applicable law (A) the registration or qualification of such securities or of any person as a broker or dealer or agent with respect to such securities; or (B) the provision to any Stockholder of any information other than such information as a prudent issuer would generally furnish in an offering made solely to “accredited investors” as defined in Regulation D promulgated under the Securities Act, the Company may cause to be paid to any such Stockholder in lieu thereof, against surrender of such shares held by the Stockholder, which would have otherwise been sold by such Stockholder, an amount in cash equal to the fair value (as determined in good faith by the Board) of the securities which such Stockholder would otherwise receive as of the date of the issuance of such securities in exchange for the shares held by the Stockholder.
5.4
Sale of the Company to an Affiliate. Further, notwithstanding anything to the contrary set forth herein, a Stockholder will not be required to comply with Section 5.2 above in connection with any Proposed Sale the result of which is NICK or its Affiliates will continue to represent, or are converted into or exchanged for shares of capital stock or other equity interests that represent, immediately following such merger, consolidation, statutory conversion, transfer, domestication, or continuance, a majority of the capital stock or other equity interests of (a) the surviving or resulting corporation or other entity; or, (b) if the surviving or resulting corporation or entity is a wholly owned subsidiary of another corporation or entity immediately following such merger, consolidation, statutory conversion, transfer, domestication, or continuance, the parent corporation or other entity of such surviving or resulting corporation or other entity unless the organizational documents of such surviving or resulting corporation or entity, as appropriate, provides that the rights and obligations hereunder continue to apply in accordance with the terms hereof and such surviving or resulting corporation or entity and owners thereof, as applicable, assumes the obligations hereunder.
6.
Protective Provisions.
6.1
At any time when MR Holder holds any shares of Transfer Stock, the Company shall not, without the written consent or affirmative vote of each of NICK and MR Holder (in addition to any other vote required by law or pursuant to the Amended Articles), either directly or indirectly whether by amendment, merger, consolidation, domestication, transfer, continuance, recapitalization, reclassification, waiver, statutory conversion, or otherwise effect any of the following acts or transactions (and any such act or transaction that has not been approved by such consent or vote prior to such act or transaction being effected shall be null and void ab initio, and of no force or effect):
(a)
create or issue, or obligate itself to issue, shares of any Capital Stock to any Stockholder or any of its Affiliates or reclassify any Transfer Stock held by any Stockholder or any of its Affiliates unless the same ranks junior or pari passu to the Common Stock then held by the Stockholders with respect to rights, preferences and privileges (the “Reclassified Stock”);
(b)
cause any direct or indirect subsidiary of the Company to issue, or obligate such subsidiary to issue, any securities to any Stockholder or any of its Affiliates;
(c)
issue, or obligate itself to issue, any debt security to any Stockholder or any of its Affiliates or otherwise incur any indebtedness for borrowed money from any Stockholder or any of its Affiliates, or permit any subsidiary to take any such action with respect to any debt security or other indebtedness for borrowed money;
(d)
effect a Sale of the Company to any Stockholder or any of its Affiliates the effect of which results in such Stockholder or any of its Affiliates owning all outstanding Transfer Stock held by any other Stockholders (or otherwise squeezing out any other Stockholders) or which is otherwise not in compliance with the terms of this Agreement;
(e)
change the number of votes entitled to be cast by any director or directors on any matter;
(f)
purchase or redeem (or permit any subsidiary to purchase or redeem) any Transfer Shares held by any Stockholder or its Affiliates;
(g)
pay or declare any dividend or make any distribution on any shares of Reclassified Stock unless a corresponding dividend or distribution is made on the Common Stock at the same time;
(h)
liquidate, dissolve or wind-up the business and affairs of the Company or any subsidiary of the Company; or
(i)
enter into any agreement, or otherwise commit, to do any of the foregoing.
7.
Future Stock Issuances.
7.1
Right of First Offer. Subject to the terms and conditions of this Section 7.1 and applicable securities laws, if the Company proposes to offer or sell any New Securities, the Company shall first offer such New Securities to each Stockholder.
(a)
The Company shall give notice (the “Offer Notice”) to each Stockholder, stating (i) its bona fide intention to offer such New Securities, (ii) the number of such New Securities to be offered, and (iii) the price and terms, if any, upon which it proposes to offer such New Securities, which such price shall be determined as provided in Section 7.2.
(b)
By notification to the Company within 20 days after the Offer Notice is given, each Stockholder may elect to purchase or otherwise acquire, at the price and on the terms specified in the Offer Notice, up to that portion of such New Securities which equals the proportion that the Transfer Stock then held by such Stockholder bears to the total Common Stock of the Company then outstanding (assuming full conversion and/or exercise, as applicable, of all Preferred Stock and any other derivative securities then outstanding). At the expiration of such 20-day period, the Company shall promptly notify each Stockholder that elects to purchase or acquire all the shares available to it (each, a “Fully Exercising Stockholder”) of any other Stockholder’s failure to do likewise. During the ten-day period commencing after the Company has given such notice, each Fully Exercising Stockholder may, by giving notice to the Company, elect to purchase or acquire, in addition to the number of shares specified above, up to that portion of the New Securities for which Stockholders were entitled to subscribe but that were not subscribed for by the Stockholders which is equal to the proportion that the Transfer Stock issued and held by such Fully Exercising Stockholder bears to the Transfer Stock issued and held by all Fully Exercising Stockholders who wish to purchase such unsubscribed shares. The closing of any sale pursuant to this Section 7.1(b) shall occur within the later of 90 days of the date that the Offer Notice is given and the date of initial sale of New Securities pursuant to Section 7.1(c).
(c)
If all New Securities referred to in the Offer Notice are not elected to be purchased or acquired as provided in Section 7.1(b), the Company may, during the 90-day period following the expiration of the periods provided in Section 7.1(b), offer and sell the remaining unsubscribed portion of such New Securities to any Person or Persons at a price not less than, and upon terms no more favorable to the offeree than, those specified in the Offer Notice. If the Company does not enter into an agreement for the sale of the New Securities within such period, or if such agreement is not consummated within 30 days of the execution thereof, the right provided hereunder shall be deemed to be revived and such New Securities shall not be offered unless first reoffered to the Stockholders in accordance with this Section 7.1.
(d)
Notwithstanding any provision hereof to the contrary, in lieu of complying with the provisions of this Section 7.1, the Company may elect to give notice to the Stockholders within 30 days after the issuance of New Securities. Such notice shall describe the type, price, and terms of the New Securities. Each Stockholder shall have 20 days from the date notice is given to elect to purchase up to the number of New Securities that would, if purchased by such Stockholder, maintain such Stockholder’s percentage ownership position, calculated as set forth in Section 7.1(b) before giving effect to the issuance of such New Securities.
(e)
The right of first offer in this Section 7.1 shall not be applicable to (i) an Exempted Issuance; or (ii) issuance of Additional NICK Closing Stock.
7.2
Determination of Price. The price for any issuance of New Securities after the date hereof shall be determined by dividing (A) ten (10) multiplied by the Adjusted EBITDA for the twelve (12) months immediately prior to the date of the Offer Notice, by (B) the number of fully diluted shares of the Company outstanding immediately prior to the date of the Offer Notice.
8.
Financial Information.
8.1
Financial Statements. During the term of this Agreement the Company shall deliver to each of the Stockholders who continue to hold Transfer Stock (the “Financial Statements”):
(i)
within 30 days of the end of each month, an unaudited consolidated balance sheet of the Company and its subsidiaries for, and as of, the end of such month, an unaudited consolidated statement of operations, prepared in accordance with GAAP, in reasonable detail with comparisons of the financial results against the Company and its subsidiaries’ budget for that financial period and the Company and its subsidiaries’ financial results for the corresponding period of the previous year, and an updated capitalization table as of the date of such statements; and
(ii)
within 45 days after the end of each fiscal quarter, unaudited consolidated statements of income or operations of the Company and its subsidiaries for such quarterly period, and unaudited consolidated balance sheets of the Company and its subsidiaries as of the end of such quarterly period, setting forth comparisons to the corresponding period in the preceding fiscal period, and all such statements shall be prepared in accordance with GAAP, consistently applied (except for normal year-end audit adjustments for recurring accruals and the absence of footnotes with respect thereto).
9.
Miscellaneous.
9.1
Term. This Agreement shall automatically terminate upon the earlier of (a) immediately prior to the consummation of the Company’s IPO, (b) the consummation of a Sale of the Company to an unaffiliated third party and distribution of proceeds to or escrow for the benefit of the Stockholders, and (c) the date upon which MR Holder no longer holds any shares of Transfer Stock, provided that the provisions of Section 5 hereof will continue after the closing of any Sale of the Company to the extent necessary to enforce the provisions of Section 5 with respect to such Sale fof the Company.
9.2
Stock Split. All references to numbers of shares in this Agreement shall be appropriately adjusted to reflect any stock dividend, split, combination or other recapitalization affecting the Capital Stock occurring after the date of this Agreement.

9.3
Ownership. Each Stockholder represents and warrants that such Stockholder is the sole legal and beneficial owner of the shares of Transfer Stock subject to this Agreement and that no other Person has any interest in such shares (other than a community property interest as to which the holder thereof has acknowledged and agreed in writing to the restrictions and obligations hereunder).
9.4
Dispute Resolution.

The parties (a) hereby irrevocably and unconditionally submit to the jurisdiction of the state courts of Ohio and to the jurisdiction of the United States District Court for the Northern District of Ohio for the purpose of any suit, action or other proceeding arising out of or based upon this Agreement, (b) agree not to commence any suit, action or other proceeding arising out of or based upon this Agreement except in the state courts of Ohio or the United States District Court for the Northern District of Ohio, and (c) hereby waive, and agree not to assert, by way of motion, as a defense, or otherwise, in any such suit, action or proceeding, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that this Agreement or the subject matter hereof may not be enforced in or by such court.

Each of the parties to this Agreement consents to personal jurisdiction for any equitable action sought in the U.S. District Court for the Northern District of Ohio or any court of the State of Ohio having subject matter jurisdiction.

Waiver of Jury Trial: EACH PARTY HEREBY WAIVES ITS RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT, THE OTHER TRANSACTION AGREEMENTS, THE SECURITIES OR THE SUBJECT MATTER HEREOF OR THEREOF. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING, WITHOUT LIMITATION, CONTRACT CLAIMS, TORT CLAIMS (INCLUDING NEGLIGENCE), BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. THIS SECTION HAS BEEN FULLY DISCUSSED BY EACH OF THE PARTIES HERETO AND THESE PROVISIONS WILL NOT BE SUBJECT TO ANY EXCEPTIONS. EACH PARTY HERETO HEREBY FURTHER WARRANTS AND REPRESENTS THAT SUCH PARTY HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT SUCH PARTY KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.

9.5
Notices.
(a)
All notices and other communications given or made pursuant to this Agreement shall be in writing (including electronic mail as permitted in this Agreement) and shall be deemed effectively given upon the earlier of actual receipt or (i) personal delivery to the party to be notified, (ii) when sent, if sent by electronic mail during normal business hours of the recipient, and if not sent during normal business hours, then on the recipient’s next business day, (iii) five days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (iv) one business day after deposit with a nationally recognized overnight courier, freight prepaid, specifying next business day delivery, with written verification of receipt. All communications shall be sent to the respective parties at their address as set forth on Schedule A hereof or to such email address or address as subsequently modified by written notice given in accordance with this Section 9.5. If notice is given to the Company, it shall be sent to the Company at Nicholas Financial, Inc., 26133 US 19 North, Suite 300 Clearwater, Florida 3763 Attn: Jeff

Royal; and a copy (which copy shall not constitute notice) shall also be sent to Kutak Rock LLP, the Omaha Building, 1650 Farnam Street, Omaha, NE 68102 Attn: Anthony Scioli, anthony.scioli@kutakrock.com.
(b)
Consent to Electronic Notice. Each party to this Agreement consents to the delivery of any stockholder notice by electronic mail at the electronic mail address set forth below such party’s name on the Schedules hereto, as updated from time to time by notice to the Company, or as on the books of the Company. To the extent that any notice given by means of electronic mail is returned or undeliverable for any reason, the foregoing consent shall be deemed to have been revoked until a new or corrected electronic mail address has been provided, and such attempted electronic notice shall be ineffective and deemed to not have been given. Each party to this Agreement agrees to promptly notify the Company of any change in its electronic mail address, and that failure to do so shall not affect the foregoing.
9.6
Entire Agreement. This Agreement (including the Exhibits and Schedules hereto) together with the Put/Call Agreement constitute the full and entire understanding and agreement among the parties with respect to the subject matter hereof, and any other written or oral agreement relating to the subject matter hereof existing between or among any of the parties are expressly canceled.
9.7
Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to any party under this Agreement, upon any breach or default of any other party under this Agreement, shall impair any such right, power or remedy of such non-breaching or non-defaulting party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.
9.8
Amendment; Waiver and Termination. This Agreement may be amended, modified or terminated (other than pursuant to Section 9.1 above) and the observance of any term hereof may be waived (either generally or in a particular instance and either retroactively or prospectively) only by a written instrument executed by (a) the Company, (b) NICK, and (c) MR Holder. Any amendment, modification, termination or waiver so effected shall be binding upon the Company, the Stockholders and all of their respective successors and permitted assigns whether or not such party, assignee or other shareholder entered into or approved such amendment, modification, termination or waiver. Notwithstanding the foregoing:
(a)
the provisions of Section 4.1(a) and this Section 9.8(a) may not be amended, modified, terminated or waived without the written consent of NICK for so long as NICK continues to have rights pursuant to Section 4.1(a); and
(b)
the provisions of Section 4.1(b) and this Section 9.8(b) may not be amended, modified, terminated or waived without the written consent of MR Holder for so long as MR Holder continues to have rights pursuant to Section 4.1(b).

The Company shall give prompt written notice of any amendment, modification or termination hereof or waiver hereunder to any party hereto that did not consent in writing to such amendment, modification, termination or waiver. No waivers of or exceptions to any term, condition or provision of this Agreement, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such term, condition or provision.

9.9
Assignment of Rights.
(a)
The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and permitted assigns of the parties; provided, however, that the rights to designate members of the Board in Sections 4.1(a)-(b) are nontransferable (and shall not be binding upon or inure to the benefit of successors and assigns) other than pursuant to an amendment effected in accordance with Section 9.8 above. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and permitted assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.
(b)
Any successor or permitted assignee of any Stockholder, including any Prospective Transferee who purchases shares of Transfer Stock in accordance with the terms hereof, shall deliver to the Company, as a condition to any transfer or assignment, a counterpart signature page hereto pursuant to which such successor or permitted assignee shall confirm their agreement to be subject to and bound by all of the provisions set forth in this Agreement that were applicable to the predecessor or assignor of such successor or permitted assignee.
(c)
Except in connection with an assignment by the Company by operation of law to the acquirer of the Company, the rights and obligations of the Company hereunder may not be assigned under any circumstances.
9.10
Severability. The invalidity or unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provision.
9.11
Manner of Voting. The voting of shares of Transfer Stock pursuant to this Agreement may be effected in person, by proxy, by written consent or in any other manner permitted by applicable law. For the avoidance of doubt, voting of the shares pursuant to the Agreement need not make explicit reference to the terms of this Agreement.
9.12
Governing Law. This Agreement shall be governed by the internal law of the State of Ohio, without regard to conflict of law principles that would result in the application of any law other than the law of the State of Delaware.
9.13
Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.
9.14
Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective as originals for all purposes.
9.15
Aggregation of Stock. All shares of Transfer Stock held or acquired by Affiliates shall be aggregated together for the purpose of determining the availability of any rights under this Agreement and such Affiliates may apportion such rights as among themselves in any manner they deem appropriate.
9.16
Specific Performance. In addition to any and all other remedies that may be available at law in the event of any breach of this Agreement, each Stockholder shall be entitled to specific performance of the agreements and obligations of the Company and the other Stockholders hereunder and to such other injunction or other equitable relief as may be granted by a court of competent jurisdiction.
9.17
Costs of Enforcement. The prevailing party shall be entitled to reasonable attorney’s fees, costs, and necessary disbursements in addition to any other relief to which such party may be entitled.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Stockholders Agreement as of the date first written above.

COMPANY: AMPLEX HOLDINGS, INC.

By: /s/ Jeff Royal

Name: Jeff Royal

Title: Chairman

STOCKHOLDERS: MR HOLDER:

Signature: /s/ Mark Radabaugh

Name: Mark R. Radabaugh

NICK:

NICHOLAS FINANCIAL, INC.

By: /s/ Jeff Royal

Name: Jeff Royal

Title: Chairman

SCHEDULE A

STOCKHOLDERS

Nicholas Financial, Inc.

26133 US 19 North, Suite 300

Clearwater, Florida 33763

Attention: Jeff Royal, Chairman

E-mail: jroyal@dundeebanking.com

with a copy (which shall not constitute notice) to:

Kutak Rock LLP

The Omaha Building

1650 Farnam Street

Omaha, Nebraska 68102

Attention: Anthony D. Scioli and James Creigh

E-mail: anthony.scioli@kutakrock.com and james.creigh@kutakrock.com

Mark R. Radabaugh

22690 Pemberville Rd

Luckey, Ohio 43443

E-mail: mark@amplex.net

with a copy (which shall not constitute notice) to:

Wilkinson Barker Knauer LLP

2138 W 32nd Avenue, Suite 300

Denver, Colorado 80211

Attention: Amy Fliam

E-mail: afliam@wbklaw.com

SCHEDULE B

ADJUSTED EBITDA

An example of the calculation of the Adjusted EBITDA is set forth below.

SCHEDULE C

AVERAGE MAINTENANCE CAPEX

Account	% Allocation

Fixed Assets:
Plant in Service
14201 Wireless CPE - Post 10/2019	100%
14300 MRS Equipment	10%
14940 Tower Site Network Equipment	100%
14950 Wireless AP/BH	100%
15100 Core Network	15%
15201 Automobiles - Post FYE 2022	20%
15510 Towers	100%